FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Second Quarter Financial Results
Delivers Over 200 New Restaurants Over Last 12 Months, Resulting in 13.1% Unit Growth

Dallas, July 28, 2021 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today announced financial results for the fiscal second quarter ended June 26, 2021.

Highlights for the fiscal second quarter 2021 compared to the fiscal second quarter 2020:

▪System-wide sales increased 15.8% to $589.7 million
▪45 net new openings in the fiscal second quarter 2021, an increase of 13.1%
▪Domestic same-store sales increased 2.1%
▪Domestic restaurant AUV increased to approximately $1.6 million, compared to $1.4 million in the prior fiscal second quarter
▪Digital sales increased to 64.5% of sales, compared to 63.7% in the prior fiscal second quarter
▪Total revenue increased 11.9% to $74.0 million
▪Net income was $11.3 million, or $0.38 per diluted share, compared to net income of $11.5 million, or $0.39 per diluted share in the prior fiscal second quarter. Adjusted net income* and adjusted earnings per diluted share*, both non-GAAP measures, increased 13.1% to $11.3 million and $0.38 per diluted share, compared to $10.0 million and $0.34 per diluted share in the prior fiscal second quarter
▪Adjusted EBITDA*, a non-GAAP measure, increased 9.5% to $22.9 million

* Adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") are set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“Our results in the second quarter continue to prove the strength of our brand and our growth strategies. We successfully lapped last year’s outstanding results and generated domestic same-store sales growth of 2.1% during this year’s fiscal second quarter, or 34.0% on a two-year basis, an acceleration from the 30.6% we saw in the first quarter,” commented Charlie Morrison, Chairman and Chief Executive Officer of Wingstop. “Despite the challenging commodity environment, we had another record quarter for development and have now opened more than 200 restaurants during the last 12 months, highlighting our brand partners’ continued excitement to grow with our brand. We believe we are well positioned to execute against our strategic long-term growth drivers.”

Key operating metrics for the fiscal second quarter 2021 compared to the fiscal second quarter 2020:

	Thirteen Weeks Ended
	June 26, 2021	June 27, 2020
Number of system-wide restaurants open at end of period	1,624	1,436
Number of domestic franchise restaurants open at end of period	1,415	1,244
Number of international franchise restaurants open at end of period	175	162
System-wide sales (in thousands)	$589,665	$509,045
Domestic restaurant AUV (in thousands)	$1,556	$1,366
Domestic same-store sales growth	2.1%	31.9%
Company-owned domestic same store sales growth	(3.1)%	24.7%
Net income (in thousands)	$11,312	$11,539
Adjusted net income (in thousands)	$11,312	$10,006
Adjusted EBITDA (in thousands)	$22,882	$20,888

Fiscal second quarter 2021 financial results

Total revenue for the fiscal second quarter 2021 increased to $74.0 million from $66.1 million in the fiscal second quarter last year. Royalty revenue, franchise fees and other increased $5.3 million primarily due to domestic same-store sales growth of 2.1% as well as 184 net franchise restaurant openings since June 27, 2020. Advertising fees increased $2.7 million due to domestic system-wide sales growth in the fiscal quarter ended June 26, 2021 compared to the fiscal quarter ended June 27, 2020. Company-owned restaurant sales were comparable to the prior year period.
Cost of sales increased to $14.2 million from $13.4 million in the fiscal second quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales increased to 77.7% from 73.1% in the prior year comparable period. The increase was primarily due to a 64.8% increase in the cost of bone-in chicken wings as compared to the prior year period, in which we experienced unusually significant deflation in the cost of bone-in chicken wings.

Advertising expenses were $23.3 million compared to $20.4 million in the fiscal second quarter of the prior year primarily due to domestic system-wide sales growth. Advertising expenses are recognized at the same time as the related revenue, which does not necessarily correlate to the actual timing of the related advertising spend.

Selling, general & administrative expense (“SG&A”) increased $2.7 million to $16.1 million from $13.4 million in the fiscal second quarter of the prior year. The increase in SG&A expense was primarily due to an increase of $2.0 million in headcount related expenses to support the growth in our business, an increase of $0.5 million in stock-based compensation expense, and an increase of $1.0 million in professional fees to support the Company’s strategic initiatives. These increases were partially offset by a decrease of $1.0 million related to a donation made in the prior year period to the National Restaurant Employee Relief Fund to support restaurant workers in times of need.

Interest expense, net was $3.7 million in the fiscal second quarter of 2021, a decrease of $0.5 million, or 11.6%, compared to $4.2 million in the prior fiscal period. The decrease was due to the refinancing of our securitized financing facility on October 30, 2020, which increased our outstanding debt by $162.4 million and reduced our interest rate from 4.97% to 2.84%.

Net income was $11.3 million, or $0.38 per diluted share, compared to net income of $11.5 million, or $0.39 per diluted share, in the fiscal second quarter of the prior year. Adjusted net income, which excludes a $2.0 million gain resulting from the re-franchise of company-owned restaurants to a franchisee during the prior year period, increased

13.1% to $11.3 million and $0.38 per diluted share, compared to $10.0 million and $0.34 per diluted share in the prior fiscal second quarter.

Change in Presentation
Beginning in the fiscal first quarter 2021, we have reclassified headcount related expenses that support our national advertising fund to Advertising expenses on the Consolidated Statements of Operations. These expenses were previously presented within SG&A and totaled $1.9 million and $1.8 million for each of the thirteen weeks ended June 26, 2021 and June 27, 2020, respectively. Prior period amounts have been reclassified to conform to the current presentation. This reclassification had no impact on operating income, the consolidated balance sheets or statements of cash flows.
Financial Outlook
Consistent with our three- to five-year outlook, the Company reiterates mid-single digit domestic same store sales growth. Additionally, the Company expects the following for the fiscal year ending December 25, 2021:
•Unit growth of 12%+
•Food, Beverage and Packaging costs of approximately 44%, as a percentage of company owned restaurant sales and total cost of sales of approximately 80%, as a percentage of company owned restaurant sales
•SG&A of $64.8 to 66.8 million; and
•Adjusted SG&A, a non-GAAP measure, of between $55.1 - $56.6 million. A reconciliation of Adjusted SG&A to SG&A, the nearest applicable GAAP measure, is provided below:

	2021 Outlook
	Low	High
SG&A, reported	$64.8	$66.8
Stock compensation expense	9.7	10.2
Adjusted SG&A (a)	$55.1	$56.6
(a) Adjusted SG&A is a non-GAAP measure.
Restaurant Development
As of June 26, 2021, there were 1,624 Wingstop restaurants system-wide. This included 1,449 restaurants in the United States, of which 1,415 were franchised restaurants and 34 were company-owned, and 175 franchised restaurants in international markets. During the fiscal second quarter 2021, there were 45 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation, confidence in the business, and our commitment to returning value to stockholders, our board of directors approved a 21% increase in the quarterly dividend payable to Wingstop stockholders from $0.14 to $0.17 per share of common stock, resulting in a total dividend of approximately $5.06 million. This dividend will be paid on September 3, 2021 to stockholders of record as of August 13, 2021.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same-store sales and are also influenced by opening new restaurants.

Domestic same-store sales reflect the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income adjusted for transaction costs, costs and fees associated with investments in our strategic initiatives, and related tax adjustments.

Adjusted net income per diluted share is defined as adjusted net income divided by weighted average diluted share count.

Adjusted SG&A is defined as selling, general and administrative expenses adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, and stock-based compensation expense.

Conference Call and Webcast

Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal second quarter 2021 financial results at 10:00 AM Eastern Time.

The conference call can be accessed live by dialing 1-877-259-5243 or 1-412-317-5176 (international). A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 10157790. The replay will be available through Wednesday, August 4, 2021.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises over 1,600 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and offering of classic wings, boneless wings and tenders, always cooked to order and hand sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips. In addition, Wingstop launched virtual brand Thighstop in June 2021 featuring crispy bone-in and boneless thighs sauced and tossed in Wingstop’s 11 signature flavors, available through Thighstop.com and DoorDash.

In fiscal year 2020, Wingstop’s system-wide sales increased 28.8% year-over-year to approximately $2.0 billion, marking the 17th consecutive year of same store sales growth, and Wingstop achieved over 700% stockholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, it’s system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count of 1,624 as of June 26, 2021. During the fiscal quarter ended June 26, 2021, Wingstop opened 45 net new restaurants, an increase of 13.1%, and announced domestic same-store sales increased 2.1%. During the fiscal quarter ended June 26, 2021, Wingstop generated 64.5% of sales via digital channels including Wingstop.com and the Wingstop app.
A key to Wingstop’s success is the Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. This value system extends to its environmental, social and governance platform as Wingstop seeks to provide value to all stakeholders.
The Company has been ranked on Entrepreneur Magazine’s “150 Strongest-growing Franchises” and “The World’s Best Franchises” (2020), Franchise Business Review’s “Top Food Franchises” (2020), Nation’s Restaurant News’ “Top 200 Restaurant Chains” (2020), Fast Casual’s “Top 100 Movers & Shakers” (2020), and named to The Stevie Awards for Great Employers (2020).
For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter and Instagram and at Facebook.com/Wingstop. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “target,” “project,” “potential,” “plan,” “intend,” “believe,” “think,” “confident,” “may,” “should,” “can,” “have,” “will,” “seek,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our 2021 fiscal year outlook for SG&A expenses, Adjusted SG&A expenses, Food, Beverage and Packaging costs, and unit growth, as well as our three- to five- year outlook for domestic same store sales growth, and statements regarding our progress toward our goal of becoming a top 10 global restaurant brand. Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements.

Our ability to achieve or maintain sales and earnings may be affected by COVID-19 related factors, including, among others: the length of time that the pandemic continues; the inability of workers, including third party delivery drivers, to work due to illness, quarantine, or government mandates; temporary store closures due to reduced workforces or government mandates; the unemployment rate; the extent and effectiveness of any COVID-19 stimulus packages; the ability of our franchisees to operate their restaurants during the pandemic and pay royalties; and trends in consumer spending during and after the end of the pandemic. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Megan Sprague
972-331-9155
Media@wingstop.com

Investor Contacts
Alex Kaleida and Susana Arevalo
972-331-8484
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	June 26, 2021	December 26, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$43,504	$40,858
Restricted cash	4,657	4,815
Accounts receivable, net	5,854	4,929
Prepaid expenses and other current assets	9,132	5,532
Advertising fund assets, restricted	21,561	16,486
Total current assets	84,708	72,620
Property and equipment, net	39,598	27,948
Goodwill	53,690	53,690
Trademarks	32,700	32,700
Customer relationships, net	10,951	11,600
Other non-current assets	12,617	13,007
Total assets	$234,264	$211,565
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$3,812	$3,658
Other current liabilities	25,072	26,729
Current portion of debt	1,200	3,600
Advertising fund liabilities	21,561	16,486
Total current liabilities	51,645	50,473
Long-term debt, net	468,774	466,933
Deferred revenues, net of current	26,156	24,962
Deferred income tax liabilities, net	5,416	4,480
Other non-current liabilities	4,516	6,027
Total liabilities	556,507	552,875
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,743,375 and 29,687,123 shares issued and outstanding as of June 26, 2021 and December 26, 2020, respectively	298	297
Additional paid-in-capital	594	421
Retained deficit	(323,026)	(342,028)
Accumulated other comprehensive loss	(109)	—
Total stockholders' deficit	(322,243)	(341,310)
Total liabilities and stockholders' deficit	$234,264	$211,565

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	June 26, 2021	June 27, 2020
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$33,135	$27,858
Advertising fees	22,577	19,923
Company-owned restaurant sales	18,288	18,324
Total revenue	74,000	66,105
Costs and expenses:
Cost of sales (1)	14,207	13,387
Advertising expenses	23,301	20,424
Selling, general and administrative	16,066	13,375
Depreciation and amortization	1,523	1,398
Gain on sale of restaurants and other expenses, net	—	(2,016)
Total costs and expenses	55,097	46,568
Operating income	18,903	19,537
Interest expense, net	3,724	4,214
Income before income tax expense	15,179	15,323
Income tax expense	3,867	3,784
Net income	$11,312	$11,539

Earnings per share
Basic	$0.38	$0.39
Diluted	$0.38	$0.39

Weighted average shares outstanding
Basic	29,739	29,588
Diluted	29,873	29,793

Dividends per share	$0.14	$0.11

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	June 26, 2021		June 27, 2020
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$8,023	43.9%	$5,954	32.5%
Labor costs	3,774	20.6%	4,687	25.6%
Other restaurant operating expenses	2,820	15.4%	3,086	16.8%
Vendor rebates	(410)	(2.2)%	(340)	(1.9)%
Total cost of sales	$14,207	77.7%	$13,387	73.1%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	June 26, 2021	June 27, 2020
Domestic Franchised Activity:
Beginning of period	1,371	1,221
Openings	44	23
Closures	—	(2)
Re-franchised by Company	—	2
Restaurants end of period	1,415	1,244

Domestic Company-Owned Activity:
Beginning of period	33	32
Openings	1	—
Closures	—	—
Re-franchised to franchisees	—	(2)
Restaurants end of period	34	30

Total Domestic Restaurants	1,449	1,274

International Franchised Activity:
Beginning of period	175	160
Openings	4	2
Closures	(4)	—
Restaurants end of period	175	162

Total System-wide Restaurants	1,624	1,436

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	June 26, 2021	June 27, 2020
Net income	$11,312	$11,539
Interest expense, net	3,724	4,214
Income tax expense	3,867	3,784
Depreciation and amortization	1,523	1,398
EBITDA	$20,426	$20,935
Additional adjustments:
Gain on disposal of assets, net (a)	—	(2,016)
Stock-based compensation expense (b)	2,456	1,969
Adjusted EBITDA	$22,882	$20,888

(a)     Represents a gain resulting from the re-franchise of company-owned restaurants to a franchisee which is included in Gain on sale of restaurants and other expenses, net in the Consolidated Statements of Operations.
(b)     Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	June 26, 2021	June 27, 2020
Numerator:
Net income	$11,312	$11,539
Adjustments:
Gain on disposal of assets, net (a)	—	(2,016)
Tax effect of adjustments (b)	—	483
Adjusted net income	$11,312	$10,006

Denominator:
Weighted-average shares outstanding - diluted	29,873	29,793

Adjusted earnings per diluted share	$0.38	$0.34

(a)Represents a gain resulting from the re-franchise of company-owned restaurants to a franchisee which is included in Gain on sale of restaurants and other expenses, net in the Consolidated Statements of Operations.
(b)Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the periods ended June 26, 2021 and June 27, 2020, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.